deCODE genetics Announces Third Quarter 2003 Financial Results

Higher revenues, streamlined cost structure drive positive cashflow from operations; Strengthened cash position bolsters resources for product development

Reykjavik, ICELAND, October 29, 2003 - deCODE genetics (Nasdaq:DCGN, Nasdaq Europe:DCGN) today reported consolidated financial results for the quarter ended September 30, 2003. A conference call to discuss the quarter’s results will be webcast live tomorrow, Thursday, October 30, at 8am EST/1pm GMT (details below).

Revenue for the third quarter, ended September 30, 2003, was $12.8 million, a 42% increase compared to the $9.0 million for the same period a year ago. This growth reflects the performance of deCODE’s product development and service businesses, as well as milestone revenue achieved under the company’s corporate alliances. For the first nine months of 2003, revenue was $35.1 million, an increase of 48% versus the $23.7 million for the first nine months of 2002. At the close of the third quarter the company had $13.5 million in deferred revenue, which will be recognized over future reporting periods.

Net loss for the third quarter 2003 was $1.3 million. Net loss for the third quarter of 2002 was $85.4 million, including $64.8 million of impairment, employee termination costs and other charges. Excluding these items, net loss for the third quarter 2002 was $20.6 million. Compared to this figure, net loss for the third quarter 2003 decreased by 94% versus the year ago period. For the first nine months of 2003 net loss decreased by 56% to $24.6 million compared to the $56.2 million for the first nine months of 2002, which is also exclusive of the charges in the latter period. Higher revenues and the introduction of significant operational efficiencies in the latter half of last year were the principal factors in these reductions.

Basic and diluted net loss per share decreased to $0.03 for the third quarter 2003 from $1.68 for the same quarter last year. Basic and diluted net loss per share for the first nine months of 2003 was $0.48, versus $2.50 for the first nine months of 2002. At the close of the third quarter the company had approximately 53.8 million shares outstanding.

Research and development expenses during the third quarter were $11.1 million, including a one-time, non-cash reversal of accrued license fees amounting to $3.2 million. Excluding this reversal, R&D expenses for the third quarter were $14.3 million, 40% lower than the $23.9 million in the third quarter 2002. For the first nine months of 2003, R&D expenses were $47.5 million. Excluding the one-time reversal in the third quarter, R&D expenses for the first nine months of this year were $50.7 million compared to $66.6 million for the 2002 period, a 24% decrease. These reductions are the result principally of the company’s efforts over the past year to take advantage of investments in automation in its gene research programs and to focus resources on product development.

Selling, general and administrative expenses for the third quarter decreased by 31% versus last year, to $4.0 million for the period in 2003 from $5.8 million for the period in 2002. SG&A expenses for the first nine months of 2003 were $12.0 million, compared to $14.2 million for the first nine months of  2002, representing a decrease of 16%. These decreases are principally due to the streamlining of the company’s operations undertaken last year.

At the close of the third quarter, the company had $78.4 million in cash and cash equivalents, including $6 million in restricted cash. This is $1.8 million more than at the close of the second quarter, an increase resulting mainly from the significantly lower net loss for the quarter and the collection of receivables.

“Our strong results for the quarter are the fruit of our efforts to accelerate our target discovery work and to channel our resources directly into product development. By maintaining our focus on increasing revenue while driving down costs, we have achieved positive cashflow from our current operations for the quarter and have in hand the resources necessary to bring our lead therapeutic and diagnostic products into the clinic,” said Dr. Kari Stefansson, President and Chief Executive Officer of deCODE. “In recent weeks we have announced several examples of how our genetics work is yielding exciting new targets for both drug and diagnostic development. The coming months promise to be an important period in deCODE’s growth and I look forward to sharing with you our progress in advancing our product pipeline. Our successes this year have positioned us well to take a leading role in applying the new genetics to improve the diagnosis, treatment and prevention of many of the most common diseases in our society.”

Recent company highlights include:

Research and Development

•                  Obesity. deCODE announced the achievement of a milestone under its alliance with Merck to develop novel treatments for obesity. Through genotypic analysis involving more than 1000 women participants in its obesity program, deCODE scientists isolated a gene which in one form predisposes to obesity and in another form predisposes to thinness. The companies are using this information in their drug discovery program.

•                  Myocardial infarction. deCODE and Roche Diagnostics announced a landmark discovery under their alliance to develop DNA-based diagnostic tests for common diseases. deCODE scientists identified forms of a gene that confer approximately twice the average risk of myocardial infarction, or heart attack. The companies plan to use this information in the development of a DNA-based test to identify individuals who are at elevated risk, thereby facilitating the implementation of preventive measures that can help to minimize the risk of these individuals ever suffering a heart attack. The two at-risk haplotypes, or forms of the gene, each delineated by only 6 SNPs, are both common and were found to confer significant risk of heart attack in the Icelandic population. These haplotypes confer risks equal to or greater than those conferred by other well-known risk factors such as smoking, high blood pressure, high cholesterol or diabetes.

•                  Stroke. deCODE’s study identifying the first gene ever linked to common forms of stroke was published in the October edition of  Nature Genetics, in a paper entitled “The Phosphodiesterase 4D gene confers risk to ischemic stroke.” The deCODE team identified the PDE4D gene and significant haplotypes by analyzing detailed genotypic data from 1800 participants in the company’s stroke program, both patients and unaffected relatives, from across Iceland. The study demonstrates that variations in the PDE4D gene are significantly associated with ischemic stroke. Within this gene, the deCODE team identified haplotypes, or specific sets of genetic markers, that correspond both to significantly increased risk of stroke and to significantly decreased risk. deCODE and its drug development partner in this program, Roche, have initiated medicinal chemistry work on compounds they have identified as active against targets in the PDE4D pathway. deCODE is also developing a DNA-based diagnostic test based upon the at-risk and protective haplotypes within the PDE4D gene.

Finance

•                  Cash position. At the close of the quarter ended September 30, 2003, the company had $78.4 million in cash and cash equivalents, including $6 million in restricted cash. This is $1.8 million more than at the close of the second quarter, an increase resulting mainly from the significantly lower net loss for the quarter and the collection of receivables.

About deCODE

deCODE is using population genetics to create a new paradigm for healthcare. With its uniquely comprehensive population data, deCODE is turning research on the genetic causes of common diseases into a growing range of products and services - in gene and drug discovery, DNA-based diagnostics, pharmacogenomics, bioinformatics, and clinical trials. deCODE’s pharmaceuticals group, based in Chicago, and deCODE’s biostructures group, based in Seattle, conduct downstream development work on targets derived from deCODE’s proprietary research in human genetics as well as contract service work for pharmaceutical and biotechnology companies. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Conference Call Information

A conference call, during which deCODE President and CEO Kari Stefansson and Executive Vice President and Senior Business Officer Hannes Smarason will discuss financial results and operating highlights from the quarter, will be webcast tomorrow, Thursday, October 30, at 8am EST/1pm GMT. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, through www.streetevents.com, or, for non-subscribers to StreetEvents, on www.companyboardroom.com. A replay of the call will be available on these websites for the following week. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 703702.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission.  deCODE  undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Operations (unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2003	2002	2003	2002
	(in thousands, except share and per share amounts)
Revenue	$12,763	$8,982	$35,141	$23,682
OPERATING EXPENSES
Research and development, including cost of revenue	11,068	23,856	47,516	66,634
Selling, general and administrative	3,989	5,753	11,975	14,235
Impairment, employee termination costs and other charges	115	64,790	906	64,790
Total operating expense	15,172	94,399	60,397	145,659
Operating loss	(2,409)	(85,417)	(25,256)	(121,977)
Interest income	243	711	897	2,269
Interest expense	(826)	(589)	(2,603)	(2,199)
Other non-operating income and (expense), net	1,706	(144)	2,402	560
Net loss before cumulative effect of change in accounting principle	(1,286)	(85,439)	(24,560)	(121,347)
Cumulative effect of change in milestone recognition method	0	0	0	333
Net loss	$(1,286)	$(85,439)	$(24,560)	$(121,014)

Basic and diluted net loss per share:
Net loss before cumulative effect of change in accounting principle	$(0.03)	$(1.68)	$(0.48)	$(2.51)
Cumulative effect of change in milestone revenue recognition method	$—	$—	$—	$0.01
Net loss	$(0.03)	$(1.68)	$(0.48)	$(2.50)
Shares used in computing basic and diluted net loss per share	51,399,816	50,958,332	51,262,995	48,425,673